Exhibit 21.1

Polar Star Realty Trust Inc.

List of Subsidiaries

Subsidiary	Jurisdiction
Polar Star GP Lux Co	Luxembourg
Polar Star LP Lux Co	Luxembourg
Polar Star Operating Partnership S.C.A.	Luxembourg